SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM 8 - A


         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
               SECTION 12(b) or (g) of the SECURITIES ACT OF 1934


                        Clover Community Bankshares, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        South Carolina                               58-2381062
--------------------------------------------------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


124 North Main Street
Clover, South Carolina                                  29710
-----------------------------------------    -----------------------------------
(Address of principal executive offices)               (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

         Securities Act registration statement file number to which this form relates:

                  N/A
         ------------------- (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


                 Title of each class             Name of each exchange on which
                 to be so registered             each class is to be registered
                 -------------------             ------------------------------

                 None


Securities to be registered pursuant to Section 12(g) of the Act:


                                 Common Stock
--------------------------------------------------------------------------------
                               (Title of Class)

Item 1.           Description of Registrant's Securities to be Registered

                  The class of securities registered hereunder is the Registrant's Common Stock, par value $0.01 per share (the "Common Stock"). All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare on the Common Stock from sources legally available therefor. Each share of Common Stock has the same voting rights, privileges and preferences. Each share is entitled to one vote on any issue requiring a vote at any meeting. Shareholders do not have preemptive rights to subscribe for additional shares. A majority of the outstanding shares of Common Stock constitute a quorum for the transaction of business at any meeting of shareholders. Cumulative voting is not permitted for the election of directors. Where there are more nominees for directors than positions to be filled, the nominees with the greatest number of votes are elected. On all other matters of general business, if the number of shares voted for a proposition exceeds the number of shares voted against the proposition, the proposition is adopted if a quorum is present unless the South Carolina Business Corporation Act or the Registrant's articles of Incorporation require a different vote for such matter.

                  The Articles of Incorporation provide that in discharging the duties of their respective positions and in determining what is in the best interests of the Registrant, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any actions on the Registrant and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Registrant and its subsidiaries, the communities and geographical areas in which the Registrant and its subsidiaries operate or are located, and all other factors such directors consider pertinent.

                  The Articles of Incorporation further provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except, (i) any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) liability imposed under
                  Section 33-8-330 (or any successor provision or redesignation thereof) of the South Carolina Business corporation Act; and
                  (iv) any transaction from which the director derived an improper personal benefit. If at any time the South Carolina Business Corporation Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the Articles of Incorporation provide that the liability of each director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

                  The Articles of Incorporation also provide that the provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina relating to Control Share Acquisitions shall not apply to control share acquisitions of shares of the Registrant.

                  The foregoing is merely a summary of certain provisions of the Articles of Incorporation and is qualified in its entirety by reference thereto.

Item 2.  Exhibits

           3.1    Articles  of  Incorporation   (Incorporated  by  reference  to
                  Exhibits filed with Registrant's Registration Statement on Form S-4 (Registration No. 333-47597) (the "Form S-4")

           3.2 Bylaws (Incorporated by Reference to Exhibits filed with Registrant's Form S-4.)

                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange

Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        Clover Community Bankshares, Inc.




                                        By:  s/James C. Harris, Jr.
                                            -------------------------------
                                                James C. Harris, Jr.
                                                President and Chief Executive
                                                Officer


Date:   August 5, 1998

                                  EXHIBIT INDEX


Exhibit No.                         Description

   3.1            Articles  of  Incorporation   (Incorporated  by  reference  to
                  Exhibits filed with Registrant's Registration Statement on Form S-4 (Registration No. 333-47597) (the "Form S-4")

   3.2 Bylaws (Incorporated by Reference to Exhibits filed with Registrant's Form S-4.)